UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report:  March 12, 2010
(Date of earliest event reported)

AFFYMETRIX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-28218	77-0319159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 731-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Affymetrix, Inc. (the “Company”) announced that Timothy C. Barabe will join the Company as Executive Vice President and Chief Financial Officer effective March 15, 2010.  Mr. Barabe will replace John C. Batty, who will depart the Company on March 15, 2010.  The Company expects to enter into a separation agreement with Mr. Batty relating to his separation from employment.

Mr. Barabe, aged 56, previously worked at Human Genome Sciences, Inc. where he served as Senior Vice President and Chief Financial Officer since July of 2006. From September 2004 to June 2006, Mr. Barabe was at Molnlycke Health Care, a privately owned surgical supply company, most recently as its U.K. Managing Director.  Mr. Barabe was with Novartis AG from 1982 to 2004 in several senior executive positions.  Mr. Barabe is a member of the Board of Directors of ArQule, Inc.

Pursuant to Mr. Barabe’s at-will offer letter, he will receive an annual base salary of $380,000 and will be eligible to receive an annual bonus at a target level equal to 50% of his base salary, with actual payment based on the terms of the Company’s performance bonus program.  In addition, the Company will grant Mr. Barabe options to purchase 90,000 shares of common stock, at an exercise price equal to the fair market value of the shares on the grant date, and 20,000 restricted shares of common stock, which awards will both vest over four years.  Mr. Barabe is also entitled to reimbursement of certain relocation expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMETRIX, INC.

Date: March 12, 2010	By:	/s/ John F. Runkel, Jr.
John F. Runkel, Jr.
Executive Vice President, General Counsel and Secretary